Exhibit (a)(1)(D)

VMWARE, INC. EXCHANGE OFFER ELECTION FORM

Note: Concepts and terms used in this Election Form are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008 (the “Exchange Offer Memorandum”). Please read the Exchange Offer Memorandum in its entirety.

Employee Name:	Employee ID (Badge) Number:

Employee Email:	Employee Phone Number:

If you wish to exchange Eligible Options, you must act by the Expiration Date: 2:00 p.m. U.S. Pacific Time on Tuesday, September 9, 2008 (unless the Exchange Offer is extended by VMware).

To do so you must complete, sign and date this Election Form and return it to UBS Financial Services Inc. by one of the following three methods so it is RECEIVED by UBS by 2:00 p.m. on the Expiration Date:

FAX: Fax to 860-547-1997 Attention: The Greco Group at UBS or

EMAIL: Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com or

HAND DELIVERY: Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Election Form.

By electing to exchange your Eligible Options, you are agreeing to the terms and conditions for the Exchange Offer set forth in the Exchange Offer Memorandum.

If you would like to review all of the options granted to you by VMware, please log into your UBS OneSource account at www.ubs.com/onesource/vmw.

Please check one of the boxes below. If no box is checked, by signing this form, I agree that all of my Eligible Options will be exchanged.

☐  I elect to exchange ALL of the Eligible Options I hold; or

☐  I hold more than one Eligible Option and I elect to exchange ONLY the Eligible Option(s) listed below.

Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)

NOTE: The exercise price of the New Options granted in exchange for the Eligible Options will be equal to the closing price of VMware’s Class A common stock on the NYSE on the date the New Options are granted, which will be September 10, 2008, unless the Exchange Offer is extended by VMware, in which case the grant date will be the first trading day following the extended Expiration Date.

Signature:	Date: